EXHIBIT 23.2

                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
MKE Quantum Components LLC:

We consent to the inclusion of our report dated April 14, 1998, except for notes 6(b) and 12, which are as of June 5, 1998, with respect to the consolidated balance sheet of MKE Quantum Components LLC and subsidiaries as of March 31, 1998, and the related consolidated statements of operations, members' equity, and cash flows for the period from May 16, 1997 (Inception) through March 31, 1998, which report appears in the Form 10-K of Quantum Corporation dated June 26, 1998.


                                                           KPMG Peat Marwick LLP


Boston, Massachusetts
June 26, 1998

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